Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Citius Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)(1)	72,432	(2)	$0.015	(3)	$1,086.48	(3)	$0.0001476	$0.16	(3)
Total Offering Amount							$1,086.48		$0.0001476	$0.16
Total Fee Offsets										$0
Net Fee Due										$0.16

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Citius Pharmaceuticals, Inc. as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of 72,432 shares of Common Stock reserved for issuance under the Leonard-Meron Biosciences, Inc. 2013 Stock Plan, which was assumed by the Registrant upon its acquisition of Leonard-Meron Biosciences, Inc.

(3)	Calculated solely for the purpose of this offering pursuant to 457(h)(1).